EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                     NTL INCORPORATED ANNOUNCES ACQUISITION
                       OF DIAMOND CABLE COMMUNICATIONS PLC

                   DIAMOND SHAREHOLDERS TO RECEIVE NTL SHARES

New York, New York (June 16, 1998) - NTL  Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) announced today that it had entered into an acquisition agreement (the "Diamond Agreement") with Diamond Cable Communications plc ("Diamond").

Under the Diamond Agreement, Diamond shareholders will receive 0.25 shares of NTL Common Stock for each Diamond Ordinary Share. Diamond has approximately 60.7 million fully diluted shares outstanding, and the total consideration for the transaction will be approximately 15.2 million NTL shares. Based on yesterday's closing price of NTL Common Stock, the purchase price implies a total Diamond equity value of approximately $630 million.

The Diamond Agreement contains provisions such that if NTL's stock price exceeds $52 per share for a measuring period prior to closing (the "Cap"), the number of NTL shares issued to Diamond will be decreased such that the consideration for four Diamond shares will not exceed $52. In the event that the transaction is not closed within four months, the Cap will be increased by $0.50, and an additional $0.50 per month thereafter until closing. The Diamond Agreement also contains provisions such that if NTL's stock price falls below $36 per share for a measuring period prior to closing, Diamond has the right to terminate the transaction, subject to NTL's right to adjust the exchange ratio such that the consideration will be $36 for four Diamond shares.

As of March 31, 1998, Diamond had total debt of approximately $1,257 million, which is expected to remain outstanding, and cash of approximately $414 million.

Earlier today, NTL announced that it had acquired ComTel Limited for 550 million pounds sterling in cash and preferred stock.

Commenting on the transactions completed today, J. Barclay Knapp, President and Chief Executive Officer, said: "With the Diamond and ComTel transactions announced today, NTL has moved to the forefront of the UK telecommunications industry. We will now cover approximately 25% of the UK with our cable telephone franchises with a total of approximately 5.2 million homes under franchise, nearly 850,000 residential telephony customers, more than 700,000 CATV customers, more than 85,000 business telephony lines and approximately $1 billion in annualized revenues. Together with our recently completed national telecoms network and our excellent results to date, NTL is well on its way to becoming the premier company in the industry.

"As a result of increased usage of our national fiber network, and overall economies of scale in our operations, we believe that we can realize annual cost savings in excess of 100 million pounds sterling in the future. Geographically, these franchises fit nearly perfectly with each other and the rest of our properties, and gives NTL a market presence which will carry the Company forward to the future".

Robert T. Goad, Chief Executive of Diamond, said, "I am very pleased to announce our collaboration with NTL, which I view as an outstanding transaction for Diamond and indeed the industry. Diamond has proven that cable telephony in the UK is a viable business and takes pride in its stellar results to date. Now we will be able to take our success to the next level by helping form the true industry leader. The combined entity is uniquely positioned to seize a remarkable opportunity which will dramatically enhance shareholder value." Robert Goad will join NTL's Board of Directors and remain a principal of the combined company.


   =========================================================================
                            PRO FORMA OPERATING STATISTICS
   -------------------------------------------------------------------------
                                            CURRENT                PRO FORMA
                                              NTL                   NTL (1)
   -------------------------------------------------------------------------
   Franchise homes                         2,090,000               5,182,000
   -------------------------------------------------------------------------
   Homes marketed (ResTel)                   887,400               2,429,000
   -------------------------------------------------------------------------
   Homes marketed (CATV)                     887,400               2,641,000
   -------------------------------------------------------------------------
   Res. Telephony subscribers/lines          337,800                 846,000
   -------------------------------------------------------------------------
       Res. Tel. penetration                     38%                     35%
   -------------------------------------------------------------------------
   CATV Subscribers                          341,900                 702,000
   -------------------------------------------------------------------------
       CATV penetration                          39%                     27%
   -------------------------------------------------------------------------
   Business Subscribers                        8,100                  22,000
   -------------------------------------------------------------------------
   Business Lines                             31,000                  86,000
   -------------------------------------------------------------------------
   Annualized Q1 Revenues (mm)                  $590                    $984
   -------------------------------------------------------------------------
   Annualized Q1 EBITDA (mm)                     $55                    $104
   -------------------------------------------------------------------------
   P,P&E (mm) (2)                             $2,100                  $4,200
   =========================================================================

(1) Pro forma for the acquisition of Diamond, ComTel and Comcast UK's 100%-owned franchises. Data as of March 31, 1998. Data includes approximately 200,000 ComTel CATV-only homes passed which are subject to new build; the remaining ComTel homes are comparable to the homes passed by NTL's existing dual network.

(2) Includes approximately $500 million in P,P&E related to NTL's national telecoms and broadcast businesses.

Diamond operates telephony/cable networks in the United Kingdom. Diamond's franchises cover more than 1.2 million homes and are located in the East Midlands region, covering areas including: Nottingham, Leicester, Lincolnshire and South Humberside. As of March 31, 1998, Diamond had passed approximately 575,000 homes, and had approximately 178,000 residential telephony subscribers, 90,000 cable television subscribers and 6,200 business telephony subscribers. Diamond is majority owned by European Cable Capital Partners, which is beneficially owned by Goldman, Sachs & Co.


NTL Incorporated is a leading alternative telecommunications company in the United Kingdom. The Company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. Through its local telecoms division, the Company offers residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. The Company's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

In addition to the historical information presented, this release also includes certain forward-looking statements relating to cost savings. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, overall market penetration for the Company's services, competition from providers of alternative services and general economic conditions. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                                  * * * * * * *

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development, Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8440; in the UK: Bret Richter, Director - Corporate Development at (0171) 227-8700 or Alison Smith, Group Communications at (01252) 402662; or via e-mail at investor_relations@NTLI.com.